UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2010

GlobalOptions Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33700	30-0342273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Rockefeller Plaza, 27th Floor New York, New York		10019
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 445-6262

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On July 16, 2010, GlobalOptions Group, Inc., a Delaware corporation (the “Company”), completed the sale (the “Asset Sale”) of the Company’s Preparedness Services business unit (the “Preparedness Unit”), including all of the Preparedness Unit’s operating assets, to Witt Group Holdings, LLC, a Delaware limited liability company (“Buyer”), in accordance with that certain Asset Purchase Agreement, dated May 13, 2010 (the “Purchase Agreement”), by and among the Company, GlobalOptions, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (together with the Company, “Sellers”), and Buyer.

Aggregate consideration for the Asset Sale consisted of the following: (i) $10,000,000 in cash, of which $1,000,000 is to be held in escrow for 12 months following the closing; (ii) an earnout payment equal to 40% of any revenues over $15,000,000 earned during the 12-month period following the closing, which payment may not exceed $12,000,000; and (iii) the assumption of all of the Preparedness Unit’s liabilities, including its liabilities arising post-closing, including all termination and severance payments due to James Lee Witt, Mark Merritt, Barry Scanlon and Pate Felts upon the sale of the Preparedness Unit under their respective employment agreements; less $286,000, representing a payment due under the Preparedness Unit’s real estate lease in Washington, D.C.  The maximum total consideration payable to Sellers under the Purchase Agreement is $22,000,000.

Buyer also has agreed to pay Sellers, within six months of the date of the closing, the amount by which the working capital of the Preparedness Unit at the closing exceeds $6,800,000, and Sellers have agreed to pay Buyer, within six months of the date of closing, the amount by which the working capital of the Preparedness Unit is less than $5,800,000.  Sellers have also agreed to pay Buyer (i) a “true-up” of up to $1,000,000 based on accounts receivable (other than accounts receivable originating from the State of Louisiana or its agencies) that remain uncollected as of six months following the closing, and (ii) the face amount of any uncollected receivables arising from the bankruptcy or dissolution of any non-governmental entity.  Buyer agreed upon such payment to transfer to Sellers all rights with respect to such uncollected receivables.

James Lee Witt, Chief Executive Officer, Mark Merritt, Co-President, Barry Scanlon, Co-President, and Pate Felts, Senior Advisor, respectively, of the Preparedness Unit are principals of Buyer.  The terms of the Purchase Agreement and the amount of the consideration for the Asset Sale were negotiated by Sellers and Buyer on an arms-length basis.

Additionally, in connection with the Asset Sale, the Company entered into (i) a license agreement pursuant to which it granted Buyer a world-wide, perpetual, irrevocable, exclusive, royalty free, fully paid-up right and license to use the Company’s GlobalTrak software in the field of emergency preparedness and disaster relief recovery, and the Company agreed not to license the GlobalTrak software to any other business in such field, and (ii) a transition service agreement pursuant to which the Company will provide Buyer with certain specified transition services following the closing, including but not limited to certain information technology services.

The Company’s entry into and the terms of the Purchase Agreement were previously reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 13, 2010.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2010, concurrent with the closing of the Asset Sale, James Lee Witt, Chief Executive Officer of the Preparedness Unit, ceased serving as an officer and employee of the Company and its subsidiaries.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On July 15, 2010, the Company held a special meeting of its stockholders (the “Special Meeting”) for the purpose of, among other things, obtaining stockholder approval for the Asset Sale.  The following matters were submitted to a vote of the Company’s stockholders at the Special Meeting: (i) approval of the Asset Sale pursuant to the Purchase Agreement; and (ii) adjournment of the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale.  The number of shares of common stock outstanding and eligible to vote as of the record date for the Special Meeting, June 11, 2010, was 14,425,894.

Each of the matters submitted to a vote of the Company’s stockholders at the Special Meeting was approved by the requisite vote of the Company’s stockholders.  Set forth below is the number of votes cast for and against, as well as the number of abstentions and broker non-votes, as to each such matter:

Proposal	For	Against	Abstain	Broker Non-Votes
Approval of the Asset Sale	8,566,162	15,777	100	—
Adjournment of the Special Meeting	8,409,240	172,799	0	—

Item 8.01.	Other Events.

On July 19, 2010, the Company issued a press release announcing the completion of the Asset Sale.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated July 19, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 19, 2010	GLOBALOPTIONS GROUP, INC.

	By:	/s/ Jeffrey O. Nyweide
		Name:	Jeffrey O. Nyweide
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated July 19, 2010.